Exhibit 1.01

Conflict Minerals Report

Telefonaktiebolaget LM Ericsson

Conflict Minerals Report for the year ended December 31, 2016

This Conflict Minerals Report of Telefonaktiebolaget LM Ericsson for the year ended December 31, 2016 is provided pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the U.S. Securities and Exchange Commission (the “SEC”) to implement disclosure and reporting requirements pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As permitted by the Rule and the SEC, this report has not been subject to an independent private sector audit.

1.	Introduction

Ericsson is a global provider of communication infrastructure, services and software – especially in mobility, broadband and the cloud – to the telecom industry and other sectors. This report has been prepared by the management of Telefonaktiebolaget LM Ericsson (herein referred to as “Ericsson”, the “Company”, “we”, “us”, or “our”). This report does not include the activities of entities that are not required to be consolidated in our financial statements.

In accordance with the Rule, this report is available on our website: http://www.ericsson.com/thecompany/investors/financial-reports.

2.	Supply chain description and Reasonable Country of Origin Inquiry

2.1	General information on Ericsson’s supply chain

The hardware provided by Ericsson largely consists of electronics. The supply chain is complex with multiple tiers of suppliers. For manufacturing, Ericsson purchases customized and standardized components from several global providers as well as from local and regional suppliers, either off-the-shelf or in accordance with Ericsson’s design or specifications. The production of electronic modules and sub-assemblies is mostly outsourced. Final configuration of products is largely done in-house and on-demand. This consists of assembling and testing modules and integrating them into complete units. A number of Ericsson’s suppliers design and manufacture highly specialized and customized components. There are generally many tiers of suppliers between 3TG (defined below) smelters and refiners and our direct suppliers.

2.2	Overview of Ericsson’s Conflict Minerals Program and Reasonable Country of Origin Inquiry 2016

Ericsson gathers materials information from our suppliers. Through this we know that many of our products contain small amounts of tin, tantalum, tungsten and gold (“3TG”) that are necessary to the functionality of those products.

As part of Ericsson’s commitment to responsible sourcing and human rights it is our goal that the 3TG in our products should not, directly or indirectly, finance or benefit armed groups in the Democratic Republic of Congo or adjoining countries (the “DRC”). At the same time, we aim to continue supporting responsible mineral sourcing in the region. Ericsson’s efforts with respect to 3TG are aligned with the Conflict-Free Sourcing Initiative (CFSI) and our aim is to improve traceability in our supply chain. Ericsson does not ban materials from the DRC or avoid using 3TGs. The Company has a program team to fulfill compliance with the Rule, perform the Reasonable Country of Origin Inquiry and report on 3TG. This team consists of representatives from across the organization having specialized expertise such as sustainability and environmental expertise, sourcing and legal affairs. This team is responsible for Ericsson’s 3TG implementation work and reporting. Senior management is regularly informed about matters relating to 3TG.

Ericsson relies on its first tier suppliers to provide information on the origin of 3TG contained in components and parts included in Ericsson’s products. This includes sources of 3TG that are supplied to them from sub-suppliers. Ericsson’s first tier suppliers are required to comply with the requirements in the Ericsson Lists of Banned and Restricted Substances, which include an obligation to provide information on 3TG upon request and to have appropriate due diligence processes in place to identify the source and chain of custody of 3TG. Our first tier suppliers are similarly reliant upon information provided by their suppliers. Certain of Ericsson’s large hardware suppliers are also subject to the Rule.

The identification of first tier suppliers of Ericsson that are in scope under the Rule involves different parts of Ericsson’s global organization. The sourcing organization has an important role in leading and coordinating the work. Suppliers identified to be in scope are first tier suppliers of Ericsson supplying (i) products containing 3TG that Ericsson contracts to manufacture, (ii) materials, parts, components and other products, containing 3TG, that are incorporated into or included in a product manufactured by Ericsson, or (iii) materials used in the production of Ericsson’s products where 3TG becomes part of the final product. Suppliers of products that Ericsson does not contract to manufacture (i.e. products purchased “off-the shelf”) and not included in, or incorporated into an Ericsson product have been considered out of scope for purposes of the Rule. In our annual inquiry we survey first tier suppliers identified to be in scope and analyze and follow up responses as we deem appropriate. Accordingly, during 2016, Ericsson conducted a reasonable country of origin inquiry to determine the origin of the 3TG in Ericsson’s products. The inquiry did not provide sufficient information to determine with specificity the countries of origin of the 3TG in our products or whether they are from recycled and scrap sources.

Ericsson believes that industry cooperation is one of the best ways to address issues related to 3TG in an efficient and transparent way. Ericsson participates in 3TG industry initiatives such as the CFSI driven by the Global e-Sustainability Initiative (GeSI) and the Electronic Industry Citizenship Coalition (EICC).

We do not typically have a direct relationship with 3TG smelters and refiners and we do not perform or direct audits of these entities within our supply chain. In accordance with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”), we support the CFSI’s audit of smelters’ and refiners’ due diligence activities. In our internal processes we use data obtained through our membership in the CFSI, using CFSI’s Reasonable Country of Origin Inquiry Report for Ericsson (CFSI member LMEE).

3.	Due Diligence

Ericsson has processes in place for the purpose of exercising due diligence in the supply chain. The design of the due diligences processes conforms substantially to the OECD Guidance as it relates to “downstream” purchasers of products and components. The due diligence processes have been described below under sub-headings corresponding to the five-step framework of the OECD Guidance.

3.1	Maintain strong management systems

The first step of the OECD Guidance relates to strong management systems. As mentioned above, Ericsson has established a program team for reporting on 3TG and compliance with the Rule. This team is responsible for the 3TG implementation work and senior management is regularly informed about matters relating to 3TG. Controls include, but are not limited to, our Code of Business Ethics and Code of Conduct, which outlines expected behaviors for all Ericsson’s employees and suppliers, and the Ericsson Lists of Banned and Restricted Substances, which include supplier requirements relating to 3TG as described above and are integrated in our template supplier agreements.

With respect to 2016, identification of smelters/refiners in our supply chain was made via the use of due diligence tools created by the CFSI, including the EICC/GeSI Conflict Minerals Reporting Template 4.10 (the “Template”). The Template is a supply chain survey designed to gather information regarding the smelters and refiners that process 3TGs used in our supply chain. The information from our suppliers, in combination with information from the CFSI, helps Ericsson to obtain information on the origin of minerals processed. Data obtained was reviewed, analyzed and retained by Ericsson.

We have grievance mechanisms whereby employees and suppliers can report violations of Ericsson’s policies. We also have a whistle-blower tool, Ericsson Compliance Line, managed by an external service provider, for the reporting of alleged violations of laws or the Code of Business Ethics that (i) are conducted by Group or local management, and (ii) relate to corruption, questionable accounting or auditing matters or otherwise seriously affect vital interests of the Group or personal health and safety. Ericsson Compliance Line is available for both Ericsson employees and external stakeholders such as customers and suppliers. Alleged violations reported in Ericsson Compliance Line are reported to the Audit Committee. Reports include incident category, description of the report and decision and output.

3.2	Identify and assess risk in the supply chain

In the second step of the OECD Guidance, risks are identified and assessed. For downstream companies such as Ericsson, the focus should be on the pinch point in the supply chain, which is the smelters and refiners. Downstream companies should, with help from their first tier suppliers, identify smelters and refiners in the supply chain.

In Ericsson’s 2016 survey, first tier suppliers identified to be in scope were requested by Ericsson to provide information on 3TG in their supply chain through completing and submitting the Template. Suppliers were provided with support material, including the generally available instructions and training illustrating the use of the tool that is available on CFSI’s website. To ensure sufficient quality, a high response rate and to minimize risks, the responses were continuously analyzed and followed up as deemed appropriate. Data obtained was saved, reviewed and analyzed by Ericsson. Supplier responses were reviewed against criteria developed to determine which responses required further engagement with our suppliers. In certain circumstances suppliers were contacted via e-mail or telephone to improve the quality of responses and increase the response rate. In 2016, we had a risk based approach and focused on suppliers with incomplete data since they are typically deemed to constitute a higher risk. As part of the risk mitigation additional efforts were mainly targeted at suppliers that are awarded large parts of our business.

3.3	Design and implement a strategy to respond to identified risks

Under the third step of the OECD Guidance companies are encouraged to design and implement a strategy to respond to identified risks. Due diligence within Ericsson is an on-going process. Ericsson publishes additional information about its commitment to responsible sourcing and engagement with its suppliers in its Sustainability and Corporate Responsibility Report.

We continuously work to improve our due diligence with respect to 3TG, mainly focusing on the quality of data from suppliers surveyed. This includes communication and collaboration with suppliers for purposes of improving the response rate of surveyed suppliers and improving the reliability and quality of the information provided. As described above, we have a risk based approach when reviewing and following up supplier responses and generally prioritize to follow up suppliers that are awarded large parts of our business.

3.4	Independent third party audit of smelters’/refiners’ due diligence practices

The fourth step of the OECD Guidance focuses on audits of smelters’/refiners’ due diligence practices. Through our GeSI engagement we are members of the CFSI, through which we support the conflict free smelter program as well as the development and implementation of due diligence practices and tools such as the Template. Due to the structure of our supply chain, there are generally many tiers of suppliers between Ericsson and the smelters and refiners in the supply chain. Therefore, we have, as mentioned in section 2.2, not performed our own audits of smelters or refiners.

We analyze the data received from suppliers on smelters and refiners in their supply chains and compare the information against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”). Via the CFSI we also can access information on country of origin and due diligence information on the 3TG sourced by such facilities.

3.5	Report annually on supply chain due diligence

The fifth step of the OECD Guidance encourages reporting on supply chain due diligence. We have a public statement on 3TG on our external website and strive to continuously increase 3TG awareness within Ericsson and among our suppliers. Ericsson’s public statement on the sourcing of 3TG is available on our website: http://www.ericsson.com/res/thecompany/docs/corporate-responsibility/statement-on-sourcing-of-conflict-minerals.pdf

In accordance with the Rule, we make our Conflict Minerals Report available on our website:

https://www.ericsson.com/en/investors/financial-reports

4.	2016 due diligence results

For the calendar year 2016, our inquiries were made on the supplier level and the supplier responses received mainly provided data at a company or divisional level and not isolated to products and components provided to us. Our targeted activities to improve data collected for specific products have resulted in some suppliers providing information on a product level, which we believe will assist us in better identifying 3TG smelters or refiners in our supply chain. Our inquiries include responses where suppliers were unable to specify the smelters or refiners used for components supplied to us and certain responses included names of smelters or refiners that we believe may have been misidentified as smelters and refiners or smelters or refiners that we believe are not operational. Such names have not been listed among identified smelters and refiners.

The response rate among suppliers surveyed in 2016 was 96%. Among the supplier responses, we identified approximately 296 smelters as potential sources of 3TG that were reported to be in the supply chain during the 2016 calendar year. The following table presents, by mineral, the percentages of identified smelters or refiners verified as conflict-free by the CFSP or mutually recognized audit systems. Today the CFSP has a mutual cross-recognition with the London Bullion Market (LBMA) and the Responsible Jewellery Council (RJC).

Table 1. Audit status of smelters and refiners identified by Ericsson via inquiries to our suppliers in 2016

Metal	Identified smelters or refiners verified as CFSP conflict-free, (previous year)	Number of identified smelters for each metal
Tantalum	100%(100)	44
Tungsten	91%(84)	44
Tin	82%(75)	79
Gold	82%(63)	129

Note: The audit status of smelters and refiners are subject to change and the above represents information available from the CFSP on April 28 2017.

We are unable to validate that any of the identified smelters or refiners are actually in our supply chain. However, based on the information provided by Ericsson’s suppliers during the 2016 calendar year, Ericsson believes that the facilities that may have been used to process the 3TG in Ericsson’s products include the smelters and refiners listed in Annex 1 below. Ericsson does not have sufficient information to determine with specificity the countries of origin of the 3TG in our products or whether they are from recycled and scrap sources.

We support the refinement and expansion of the list of participating smelters through our GeSI engagement through which we are members in the CFSI program. Through our participation in CFSI, and requesting our first tier suppliers to complete the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Although, our inquiries are made on the supplier level, this year we have requested information on the product level for parts used in selected Ericsson products. We hope that such efforts may help improve the number of conflict free smelters over time.

During 2017, we anticipate to continue to review and evolve our due diligence processes with respect to 3TG. As part of these efforts, we expect to continue to collaborate with suppliers for purposes of further improving the supplier response rate and the reliability and quality of information provided. Our engagement in the CFSI program is anticipated to continue.

5.	Forward Looking Statements

Certain of the matters discussed in this report, including in particular our due diligence processes with respect to 3TG, include forward-looking statements. Readers of this document are cautioned that our forward-looking statements are not guarantees of our future actions, which may differ materially from the expectations expressed in the forward-looking statements. We expressly disclaim a duty to provide updates to these forward-looking statements after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

The information included on any websites that appear in this report and other materials referenced to is not incorporated by reference in this report.

Annex 1

Smelters and refiners identified by Ericsson via inquiries to our suppliers during 2016. 1

	Metal	Name of Smelter or Refiner	Audit Status
1	Gold	Cendres + Metaux S.A.
2	Gold	Navoi Mining and Metallurgical Combinat
3	Gold	KGHM Polska Miedz Spolka Akcyjna
4	Gold	Tony Goetz NV
5	Gold	Abington Reldan Metals, LLC
6	Gold	Modeltech Sdn Bhd
7	Gold	Bangalore Refinery
8	Gold	Advanced Chemical Company	Compliant
9	Gold	Aida Chemical Industries Co., Ltd.	Compliant
10	Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Compliant
11	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Compliant
12	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Compliant
13	Gold	Argor-Heraeus S.A.	Compliant
14	Gold	Asahi Pretec Corp.	Compliant
15	Gold	Asaka Riken Co., Ltd.	Compliant
16	Gold	Aurubis AG	Compliant
17	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Compliant
18	Gold	Boliden AB	Compliant
19	Gold	C. Hafner GmbH + Co. KG	Compliant
20	Gold	CCR Refinery - Glencore Canada Corporation	Compliant
21	Gold	Chimet S.p.A.	Compliant
22	Gold	Daejin Indus Co., Ltd.	Compliant
23	Gold	DSC (Do Sung Corporation)	Compliant
24	Gold	DODUCO GmbH	Compliant
25	Gold	Dowa	Compliant
26	Gold	Eco-System Recycling Co., Ltd.	Compliant
27	Gold	OJSC Novosibirsk Refinery	Compliant
28	Gold	Heimerle + Meule GmbH	Compliant
29	Gold	Heraeus Metals Hong Kong Ltd.	Compliant
30	Gold	Heraeus Precious Metals GmbH & Co. KG	Compliant
31	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	Compliant

[1]	The audit status of smelters and refiners are subject to change and Annex 1 represents information available from the CFSP on April 28 2017. Audit status indicates smelters and refiners found compliant with the CFSP protocol according to the information available from the CFSP as of April 28, 2017.

	Metal	Name of Smelter or Refiner	Audit Status
32	Gold	Ishifuku Metal Industry Co., Ltd.	Compliant
33	Gold	Istanbul Gold Refinery	Compliant
34	Gold	Japan Mint	Compliant
35	Gold	Jiangxi Copper Co., Ltd.	Compliant
36	Gold	Asahi Refining USA Inc.	Compliant
37	Gold	Asahi Refining Canada Ltd.	Compliant
38	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Compliant
39	Gold	JSC Uralelectromed	Compliant
40	Gold	JX Nippon Mining & Metals Co., Ltd.	Compliant
41	Gold	Kazzinc	Compliant
42	Gold	Kennecott Utah Copper LLC	Compliant
43	Gold	Kojima Chemicals Co., Ltd.	Compliant
44	Gold	Kyrgyzaltyn JSC	Compliant
45	Gold	LS-NIKKO Copper Inc.	Compliant
46	Gold	Materion	Compliant
47	Gold	Matsuda Sangyo Co., Ltd.	Compliant
48	Gold	Metalor Technologies (Suzhou) Ltd.	Compliant
49	Gold	Metalor Technologies (Hong Kong) Ltd.	Compliant
50	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Compliant
51	Gold	Metalor Technologies S.A.	Compliant
52	Gold	Metalor USA Refining Corporation	Compliant
53	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Compliant
54	Gold	Mitsubishi Materials Corporation	Compliant
55	Gold	Mitsui Mining and Smelting Co., Ltd.	Compliant
56	Gold	Moscow Special Alloys Processing Plant	Compliant
57	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Compliant
58	Gold	Nihon Material Co., Ltd.	Compliant
59	Gold	Ohura Precious Metal Industry Co., Ltd.	Compliant
60	Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Compliant
61	Gold	PAMP S.A.	Compliant
62	Gold	Prioksky Plant of Non-Ferrous Metals	Compliant
63	Gold	PT Aneka Tambang (Persero) Tbk	Compliant
64	Gold	PX Precinox S.A.	Compliant
65	Gold	Rand Refinery (Pty) Ltd.	Compliant
66	Gold	Royal Canadian Mint	Compliant
67	Gold	Samduck Precious Metals	Compliant
68	Gold	Schone Edelmetaal B.V.	Compliant
69	Gold	SEMPSA Joyeria Plateria S.A.	Compliant

	Metal	Name of Smelter or Refiner	Audit Status
70	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Compliant
71	Gold	Sichuan Tianze Precious Metals Co., Ltd.	Compliant
72	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Compliant
73	Gold	Solar Applied Materials Technology Corp.	Compliant
74	Gold	Sumitomo Metal Mining Co., Ltd.	Compliant
75	Gold	Tanaka Kikinzoku Kogyo K.K.	Compliant
76	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	Compliant
77	Gold	Tokuriki Honten Co., Ltd.	Compliant
78	Gold	Torecom	Compliant
79	Gold	Umicore Brasil Ltda.	Compliant
80	Gold	Umicore S.A. Business Unit Precious Metals Refining	Compliant
81	Gold	United Precious Metal Refining, Inc.	Compliant
82	Gold	Valcambi S.A.	Compliant
83	Gold	Western Australian Mint (T/a The Perth Mint)	Compliant
84	Gold	Yamamoto Precious Metal Co., Ltd.	Compliant
85	Gold	Yokohama Metal Co., Ltd.	Compliant
86	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Compliant
87	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	Compliant
88	Gold	Umicore Precious Metals Thailand	Compliant
89	Gold	Geib Refining Corporation	Compliant
90	Gold	MMTC-PAMP India Pvt., Ltd.	Compliant
91	Gold	Republic Metals Corporation	Compliant
92	Gold	Singway Technology Co., Ltd.	Compliant
93	Gold	Al Etihad Gold LLC	Compliant
94	Gold	Emirates Gold DMCC	Compliant
95	Gold	T.C.A S.p.A	Compliant
96	Gold	Korea Zinc Co., Ltd.	Compliant
97	Gold	SAXONIA Edelmetalle GmbH	Compliant
98	Gold	WIELAND Edelmetalle GmbH	Compliant
99	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Compliant
100	Gold	AU Traders and Refiners	Compliant
101	Gold	Chugai Mining
102	Gold	Kazakhmys Smelting LLC
103	Gold	Samwon Metals Corp.
104	Gold	TOO Tau-Ken-Altyn
105	Gold	SAAMP
106	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
107	Gold	Caridad

	Metal	Name of Smelter or Refiner	Audit Status
108	Gold	Yunnan Copper Industry Co., Ltd.
109	Gold	Daye Non-Ferrous Metals Mining Ltd.
110	Gold	Gansu Seemine Material Hi-Tech Co., Ltd.
111	Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
112	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
113	Gold	Hunan Chenzhou Mining Co., Ltd.
114	Gold	HwaSeong CJ CO., LTD.
115	Gold	L’azurde Company For Jewelry
116	Gold	Lingbao Gold Co., Ltd.
117	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
118	Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
119	Gold	Elemetal Refining, LLC
120	Gold	Penglai Penggang Gold Industry Co., Ltd.
121	Gold	Sabin Metal Corp.
122	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.
123	Gold	So Accurate Group, Inc.
124	Gold	Great Wall Precious Metals Co., Ltd. of CBPM
125	Gold	Tongling Nonferrous Metals Group Co., Ltd.
126	Gold	Guangdong Jinding Gold Limited
127	Gold	Fidelity Printers and Refiners Ltd.
128	Gold	Kaloti Precious Metals
129	Gold	Sudan Gold Refinery
130	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	Compliant
131	Tantalum	Conghua Tantalum and Niobium Smeltry	Compliant
132	Tantalum	Duoluoshan	Compliant
133	Tantalum	Exotech Inc.	Compliant
134	Tantalum	F&X Electro-Materials Ltd.	Compliant
135	Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	Compliant
136	Tantalum	Hi-Temp Specialty Metals, Inc.	Compliant
137	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	Compliant
138	Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	Compliant
139	Tantalum	King-Tan Tantalum Industry Ltd.	Compliant
140	Tantalum	LSM Brasil S.A.	Compliant
141	Tantalum	Metallurgical Products India Pvt., Ltd.	Compliant
142	Tantalum	Mineracao Taboca S.A.	Compliant
143	Tantalum	Mitsui Mining and Smelting Co., Ltd.	Compliant
144	Tantalum	NPM Silmet AS	Compliant
145	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Compliant
146	Tantalum	QuantumClean	Compliant

	Metal	Name of Smelter or Refiner	Audit Status
147	Tantalum	RFH Tantalum Smeltry Co., Ltd.	Compliant
148	Tantalum	Solikamsk Magnesium Works OAO	Compliant
149	Tantalum	Taki Chemical Co., Ltd.	Compliant
150	Tantalum	Telex Metals	Compliant
151	Tantalum	Ulba Metallurgical Plant JSC	Compliant
152	Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	Compliant
153	Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	Compliant
154	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	Compliant
155	Tantalum	D Block Metals, LLC	Compliant
156	Tantalum	FIR Metals & Resource Ltd.	Compliant
157	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Compliant
158	Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	Compliant
159	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Compliant
160	Tantalum	KEMET Blue Metals	Compliant
161	Tantalum	H.C. Starck Co., Ltd.	Compliant
162	Tantalum	H.C. Starck Tantalum and Niobium GmbH	Compliant
163	Tantalum	H.C. Starck Hermsdorf GmbH	Compliant
164	Tantalum	H.C. Starck Inc.	Compliant
165	Tantalum	H.C. Starck Ltd.	Compliant
166	Tantalum	H.C. Starck Smelting GmbH & Co. KG	Compliant
167	Tantalum	Global Advanced Metals Boyertown	Compliant
168	Tantalum	Global Advanced Metals Aizu	Compliant
169	Tantalum	KEMET Blue Powder	Compliant
170	Tantalum	Tranzact, Inc.	Compliant
171	Tantalum	Resind Industria e Comercio Ltda.	Compliant
172	Tantalum	Jiangxi Tuohong New Raw Material	Compliant
173	Tantalum	Power Resources Ltd.	Compliant
174	Tin	Huichang Jinshunda Tin Co., Ltd.
175	Tin	Gejiu Kai Meng Industry and Trade LLC
176	Tin	Nankang Nanshan Tin Manufactory Co., Ltd.
177	Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
178	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
179	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
180	Tin	Modeltech Sdn Bhd
181	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Compliant
182	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	Compliant
183	Tin	Alpha	Compliant
184	Tin	Cooperativa Metalurgica de Rondonia Ltda.	Compliant

	Metal	Name of Smelter or Refiner	Audit Status
185	Tin	CV Gita Pesona	Compliant
186	Tin	PT Aries Kencana Sejahtera	Compliant
187	Tin	CV Serumpun Sebalai	Compliant
188	Tin	CV United Smelting	Compliant
189	Tin	Dowa	Compliant
190	Tin	EM Vinto	Compliant
191	Tin	Fenix Metals	Compliant
192	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Compliant
193	Tin	China Tin Group Co., Ltd.	Compliant
194	Tin	Malaysia Smelting Corporation (MSC)	Compliant
195	Tin	Metallic Resources, Inc.	Compliant
196	Tin	Mineracao Taboca S.A.	Compliant
197	Tin	Minsur	Compliant
198	Tin	Mitsubishi Materials Corporation	Compliant
199	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Compliant
200	Tin	Operaciones Metalurgical S.A.	Compliant
201	Tin	PT Artha Cipta Langgeng	Compliant
202	Tin	PT Babel Inti Perkasa	Compliant
203	Tin	PT Bangka Tin Industry	Compliant
204	Tin	PT Belitung Industri Sejahtera	Compliant
205	Tin	PT Bukit Timah	Compliant
206	Tin	PT DS Jaya Abadi	Compliant
207	Tin	PT Eunindo Usaha Mandiri	Compliant
208	Tin	PT Karimun Mining	Compliant
209	Tin	PT Mitra Stania Prima	Compliant
210	Tin	PT Panca Mega Persada	Compliant
211	Tin	PT Prima Timah Utama	Compliant
212	Tin	PT Refined Bangka Tin	Compliant
213	Tin	PT Sariwiguna Binasentosa	Compliant
214	Tin	PT Stanindo Inti Perkasa	Compliant
215	Tin	PT Sumber Jaya Indah	Compliant
216	Tin	PT Timah (Persero) Tbk Kundur	Compliant
217	Tin	PT Timah (Persero) Tbk Mentok	Compliant
218	Tin	PT Tinindo Inter Nusa	Compliant
219	Tin	PT Tommy Utama	Compliant
220	Tin	Rui Da Hung	Compliant
221	Tin	Soft Metais Ltda.	Compliant
222	Tin	Thaisarco	Compliant
223	Tin	VQB Mineral and Trading Group JSC	Compliant

	Metal	Name of Smelter or Refiner	Audit Status
224	Tin	White Solder Metalurgia e Mineracao Ltda.	Compliant
225	Tin	Yunnan Tin Company Limited	Compliant
226	Tin	CV Venus Inti Perkasa	Compliant
227	Tin	Magnu’s Minerais Metais e Ligas Ltda.	Compliant
228	Tin	Melt Metais e Ligas S.A.	Compliant
229	Tin	PT ATD Makmur Mandiri Jaya	Compliant
230	Tin	O.M. Manufacturing Philippines, Inc.	Compliant
231	Tin	PT Inti Stania Prima	Compliant
232	Tin	CV Ayi Jaya	Compliant
233	Tin	CV Dua Sekawan	Compliant
234	Tin	CV Tiga Sekawan	Compliant
235	Tin	Resind Industria e Comercio Ltda.	Compliant
236	Tin	PT O.M. Indonesia	Compliant
237	Tin	Metallo-Chimique N.V.	Compliant
238	Tin	Elmet S.L.U.	Compliant
239	Tin	PT Bangka Prima Tin	Compliant
240	Tin	PT Sukses Inti Makmur	Compliant
241	Tin	PT Kijang Jaya Mandiri	Compliant
242	Tin	HuiChang Hill Tin Industry Co., Ltd.	Compliant
243	Tin	Gejiu Fengming Metallurgy Chemical Plant	Compliant
244	Tin	Guanyang Guida Nonferrous Metal Smelting Plant	Compliant
245	Tin	Gejiu Jinye Mineral Company	Compliant
246	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
247	Tin	CNMC (Guangxi) PGMA Co., Ltd.
248	Tin	Estanho de Rondonia S.A.
249	Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
250	Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
251	Tin	An Vinh Joint Stock Mineral Processing Company
252	Tin	An Thai Minerals Co., Ltd.
253	Tungsten	ACL Metais Eireli
254	Tungsten	A.L.M.T. TUNGSTEN Corp.	Compliant
255	Tungsten	Kennametal Huntsville	Compliant
256	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	Compliant
257	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	Compliant
258	Tungsten	Fujian Jinxin Tungsten Co., Ltd.	Compliant
259	Tungsten	Global Tungsten & Powders Corp.	Compliant
260	Tungsten	Hunan Chenzhou Mining Co., Ltd.	Compliant
261	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	Compliant
262	Tungsten	Japan New Metals Co., Ltd.	Compliant

	Metal	Name of Smelter or Refiner	Audit Status
263	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	Compliant
264	Tungsten	Kennametal Fallon	Compliant
265	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Compliant
266	Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Compliant
267	Tungsten	Wolfram Bergbau und Hutten AG	Compliant
268	Tungsten	Xiamen Tungsten Co., Ltd.	Compliant
269	Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Compliant
270	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Compliant
271	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	Compliant
272	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Compliant
273	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Compliant
274	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	Compliant
275	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	Compliant
276	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	Compliant
277	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	Compliant
278	Tungsten	Asia Tungsten Products Vietnam Ltd.	Compliant
279	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	Compliant
280	Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Compliant
281	Tungsten	H.C. Starck Tungsten GmbH	Compliant
282	Tungsten	H.C. Starck Smelting GmbH & Co. KG	Compliant
283	Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Compliant
284	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Compliant
285	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	Compliant
286	Tungsten	Niagara Refining LLC	Compliant
287	Tungsten	Hydrometallurg, JSC	Compliant
288	Tungsten	Unecha Refractory metals plant	Compliant
289	Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	Compliant
290	Tungsten	Philippine Chuangxin Industrial Co., Inc.	Compliant
291	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	Compliant
292	Tungsten	Woltech Korea Co., Ltd.	Compliant
293	Tungsten	Moliren Ltd.	Compliant
294	Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
295	Tungsten	Ganzhou Yatai Tungsten Co., Ltd.
296	Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.